EXHIBIT 99.1

Alder BioPharmaceuticals Appoints Wendy L. Yarno to its Board of Directors

Former Merck Chief Marketing Officer, Experienced Director of Biopharma Companies Joins Alder Board as Company Moves Closer to First BLA Submission and Planned Commercialization

BOTHELL, Wash., April 4, 2017 – Alder BioPharmaceuticals, Inc. (NASDAQ: ALDR), a clinical-stage biopharmaceutical company developing monoclonal antibody therapeutics, today announced the appointment of Wendy L. Yarno to its board of directors. Ms. Yarno has more than 30 years of experience in the pharmaceutical industry as a public company director and product commercialization team leader, including 26 years with Merck & Co. Inc.

While at Merck, Ms. Yarno held positions of increasing responsibility with a focus on drug development, regulatory strategy, market development, global product strategy and product lifecycle management. Most recently until her retirement in 2008, she was chief marketing officer with oversight of a global team that handled pre- and post-launch product commercialization activities for more than 20 therapeutic areas. Before this, she served in several areas, including as general manager of the cardiovascular/metabolic business unit in the U.S., executive vice president of worldwide human health marketing, the leader of human resources and one of the top executives in both managed care and sales organizations. Earlier in her career she was vice president of the women’s health care franchise for Johnson & Johnson’s Ortho-McNeil Pharmaceutical subsidiary.

Ms. Yarno has served on the boards of emerging biopharmaceuticals and medical technology companies, including St. Jude Medical Inc., Medivation Inc., Durata Therapeutics Inc., ADial Pharmaceuticals LLC., and PluroGen Therapeutics LLC. She currently serves on the boards of Aratana Therapeutics Inc. and MyoKardia, Inc. Ms. Yarno holds a bachelor’s degree in business administration from Portland State University and a master’s degree in business administration from Temple University’s Fox School of Business.

“Wendy brings to our board highly relevant experience from her work in developing and launching best-in-class pharmaceuticals as well as helping to shape the directions of emerging companies,” said Randall C. Schatzman, Ph.D., Alder’s president and chief executive officer. “We are delighted to have her join us and welcome her guidance as we position Alder for leadership in the migraine prevention category with eptinezumab. We are moving closer to bringing a best-in-class therapy for migraine prevention to patients in need that we believe will change how this debilitating condition is addressed. The Alder team is focused on our progression of eptinezumab through pivotal studies and our BLA submission that is squarely in our sights for 2018.”

About Alder BioPharmaceuticals, Inc.

Alder BioPharmaceuticals, Inc., is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize genetically engineered therapeutic antibodies with the potential to meaningfully transform current treatment paradigms. Alder’s lead pivotal-stage product candidate, eptinezumab, is being evaluated for migraine prevention. Eptinezumab is a monoclonal antibody that inhibits calcitonin gene-related peptide (CGRP), a protein that is active in mediating the initiation of migraine. Alder is additionally evaluating ALD1910, a preclinical product candidate also in development as a migraine prevention therapy. ALD1910 is a monoclonal antibody that inhibits pituitary adenylate cyclase-activating polypeptide-38 (PACAP-38), another protein that is active in mediating the initiation of migraine. Clazakizumab, Alder’s third program, is a monoclonal antibody candidate that inhibits interleukin-6 and is licensed to Vitaeris, Inc. For more information, please visit http://www.alderbio.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, without limitation, statements relating to: the continued development and clinical, therapeutic and commercial potential of eptinezumab; the availability of results from clinical trials; future regulatory filings and the potential regulatory approval of eptinezumab; and the planned commercialization of eptinezumab. Words such as “moves closer,” “planned,” “position,” “bringing,” “believe,” “will,”

“focused,” “progression,” “submission,” or other similar expressions, identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements in this press release are based upon Alder’s current plans, assumptions, beliefs, expectations, estimates and projections, and involve substantial risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements due to these risks and uncertainties as well as other factors, which include, without limitation: risks related to the potential failure of eptinezumab to demonstrate safety and efficacy in clinical testing; Alder’s ability to conduct clinical trials and studies of eptinezumab sufficient to achieve a positive completion; the availability of data at the expected times; the clinical, therapeutic and commercial value of eptinezumab; risks and uncertainties related to regulatory application, review and approval processes and Alder’s compliance with applicable legal and regulatory requirements; risks and uncertainties relating to the manufacture of eptinezumab; Alder’s ability to obtain and protect intellectual property rights, and operate without infringing on the intellectual property rights of others; the uncertain timing and level of expenses associated with the development of eptinezumab; the sufficiency of Alder’s capital and other resources; market competition; changes in economic and business conditions; and other factors discussed under the caption “Risk Factors” in Alder’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the Securities and Exchange Commission (SEC) on February 23, 2017, and is available on the SEC’s website at www.sec.gov. Additional information will also be set forth in Alder’s other reports and filings it will make with the SEC from time to time. The forward-looking statements made in this press release speak only as of the date of this press release. Alder expressly disclaims any duty, obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Alder’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Media Contacts:	Investor Relations Contact:
David Schull or Victoria Meissner	David Walsey
Russo Partners, LLC	Alder BioPharmaceuticals Inc.
(212) 845-4271	(425) 408-8032
(646) 942-5627	ir@alderbio.com
david.schull@russopartnersllc.com victoria.meissner@russopartnersllc.com